Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS SELECTS ACS DOBFAR AS SINGLE SOURCE API SUPPLIER

Lexington, MA, November 30, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced that it has selected ACS DOBFAR S.p.A. as the single source supplier of Active Pharmaceutical Ingredient (API) for the IV antibiotic, CUBICIN® (daptomycin for injection). ACS’s substantial fermentation and purification plant capacity enables it to meet all anticipated needs for CUBICIN API, and Cubist will therefore no longer require a second supplier for this portion of the CUBICIN supply chain.  ACS’s substantial plant capacity will also, over time, contribute to further improvement in CUBICIN cost-of-goods-sold.

“ACS provides us with high quality material for CUBICIN today and has the capacity to grow with us for many years to come. We will have more than enough API capacity to meet anticipated global product demand, assuming final approval of CUBICIN in the EU and potential label expansion for CUBICIN in the U.S.,” said Lindon Fellows, SVP, Technical Operations, for Cubist. “We are also pleased with the ability of ACS to work with us in development of additional product candidates from our lipopeptide and natural products drug discovery programs.”

Cubist has been working with ACS since 1998 when the company was selected to provide API for the Phase 3 trials of CUBICIN. Since the launch of CUBICIN in the U.S. in November of 2003, ACS has been one of two API suppliers in the CUBICIN supply chain. In February of this year, Cubist announced that it had received approval from the FDA for commercial production of API at the ACS facility in Angnani, Italy.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  The Company has announced that its Phase 3 Staphylococcus aureus (S. aureus) endocarditis and bacteremia trial of CUBICIN® (daptomycin for injection) at 6 mg/kg once daily met its primary endpoints of non-inferiority in the intent-to-treat (ITT) and per protocol (PP) populations. Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus endocarditis and bacteremia to the indication statement for CUBICIN. The Company has announced that the FDA has granted this application Priority Review. Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic being evaluated to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

About ACS Dobfar S.p.A.

ACS DOBFAR is a private company headquartered in Milan, Italy. For 30 years, it has been supplying active ingredients, oral and injectable Penicillin and Cephalosporin Pharmaceutical Bulk, to Pharmaceutical Companies throughout the world. For more information, visit www.acsdobfar.it

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.cubicin.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization by other companies of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations .  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com